Exhibit 5.16

July 11, 2014

LifePoint Hospitals, Inc.

330 Seven Springs Way

Brentwood, Tennessee 37027

Ladies and Gentlemen:

We have acted as Pennsylvania counsel for PHC-Ashland, L.P., a Pennsylvania limited partnership (the “Guarantor”), in connection with the guaranty of $1,100,000,000 Exchange Notes issued pursuant to an Indenture dated as of December 6, 2013, among, inter alios,  LifePoint Hospitals. Inc. (“Parent”), The Bank of New York Mellon Trust Company, N.A., as Indenture Trustee, the Guarantor and other guarantors (the “Indenture”).

Terms used (but not defined) herein have the meanings assigned to them in the Indenture.

We have reviewed an electronic copy of the Indenture with conformed signatures by all parties thereto.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the documents, partnership records and certificates of public officials and officers of the Guarantor described in Exhibit A and have conducted such investigation of law as we have deemed appropriate to give the opinions set forth below.  In addition, we have relied as to certain matters of fact upon the representations of the Guarantor contained in the Indenture and in the Secretary’s Certificate of the Guarantor dated July 8, 2014.

We have assumed without independent investigation and without opining thereon that the following facts and conclusions are accurate:

a)             All signatures on all instruments and documents submitted to us are genuine; all documents and other records submitted to us as originals are authentic and complete; and all documents and other records submitted to us as copies are accurate and complete copies of the originals thereof.  No modifications or amendments have been made to the Indenture since the date of its execution or to the Certificate of

Limited Partnership or Agreement of Limited Partnership since the dates referenced on Exhibit A.

b)             Each of the general and the limited partner of the Guarantor duly authorized, executed and delivered the Agreement of Limited Partnership of the Guarantor and such agreement remains in full force and effect and other than Amendment No. 1, has not been amended.

c)              The partners of the Guarantor have not agreed to take or taken any action to dissolve the Guarantor.

d)             Each general partner and limited partner named in the Agreement of Limited Partnership is and has been continuously since June 19, 2001, the general or limited partner, respectively, of the Guarantor.

e)              With respect to all parties other than the Guarantor, the Indenture has been duly authorized, executed and delivered by each other party thereto; and each such other party to the Indenture has the requisite power and authority to perform its obligations under the Indenture.

f)               Each provision of the Indenture is enforceable under New York law.

g)              None of the representations or warranties in the Indenture or the Registration Statement on Form S-4 of LifePoint Hospitals, Inc. contain any untrue statement of material fact or omit to state any material fact necessary to make such statements not misleading.

Based on the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.                                      The Guarantor is a limited partnership validly subsisting under the laws of the Commonwealth of Pennsylvania.

2.                                      The Guarantor has all requisite partnership power to execute and deliver and to perform its obligations under the Indenture and to guarantee the Exchange Notes and obligations of the Parent thereunder and under the Indenture.

3.                                      The execution and delivery by the Guarantor of the Indenture and the performance by the Guarantor of its obligations thereunder have been duly and validly authorized by all necessary partnership action of the Guarantor.

The foregoing opinions are subject to the following exceptions, limitations and qualifications:

a)             We express no opinion as to the law of any jurisdiction other than the  law of the Commonwealth of Pennsylvania.

b)             In expressing the opinion set forth in paragraph 1, we have relied solely on the Certificate dated June 24, 2014 of the Secretary of the Commonwealth of the Commonwealth of Pennsylvania as to the subsistence of the Guarantor in the Commonwealth of Pennsylvania.

c)              The opinions expressed herein are based upon facts and applicable laws covered by our opinions, each as in existence on this date.  We assume no obligation to update or supplement such opinions to reflect any fact or circumstance that may come to our attention or any change in law that may occur.  The opinions contained herein are legal opinions only and do not constitute a guaranty or warranty of the matters stated.  The opinions are limited to the matters stated, and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:	/s/ E. Carolan Berkley
E. Carolan Berkley,
A Partner

EXHIBIT A

Officer’s Certificate of the Guarantor dated July 8, 2014.

Resolutions adopted by unanimous written consent dated November 18, 2013 and April 30, 2014 with respect to execution of the Indenture.

Certificate of Limited Partnership filed on April 9, 2001 and Change of Registered Office filed on July 22, 2005 as certified by the Acting Secretary of the of the Commonwealth of Pennsylvania on March 14, 2011.

Certificate dated June 24, 2014, issued by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania as to the subsistence of the Guarantor in the Commonwealth of Pennsylvania.

Agreement of Limited Partnership dated June 19, 2001 and Amendment No. 1 to Agreement of Limited Partnership dated as of April 15, 2005 certified in the Officer’s Certificate as being true and correct and in full force and effect.